Filed Pursuant to Rule 433

Registration No. 333-228364

Joint Leads : Barclays (str), Deutsche Bank, JP Morgan, and Santander

Co-Managers : BMO Capital Markets, BNP Paribas, MUFG

Anticipated Capital Structure:

CL	$AMT	WAL	E.FNL	L.FNL	Rtg(M/F)	SPREAD	YIELD	CPN	PRICE
A-1	183.600	0.14	03/21	12/21	P-1/F1+	IntL+5	0.22356%	0.22356%	100.00000
A-2	464.170	0.71	02/22	09/23	Aaa/AAA	EDSF+20	0.425%	0.42%	99.99671
A-3	210.000	1.55	09/22	07/24	Aaa/AAA	EDSF+25	0.490%	0.48%	99.98529
B	169.800	2.08	03/23	03/25	Aa1/AA	IntS+47	0.733%	0.73%	99.99613
C	256.900	2.73	01/24	01/26	Aa2/A	IntS+73	1.021%	1.01%	99.97624
D	215.530	3.61	12/24	01/27	Baa2/BBB	IntS+115	1.490%	1.48%	99.98106
E	123.180	<<<NOT OFFERED>>>

- Transaction Details -

* Ticker : SDART 2020-4	* Expected Settlement : 11/24/20
* Deal Size : $1.5bn	* First Pay : 12/15/20
* Registration : SEC-Reg	* Bill & Deliver : Barclays
* Expected Ratings : Moody’s, Fitch	* Min Denoms : $1k / $1k
* ERISA Eligible : Yes	* Pricing Speed: 1.50% ABS 10% Call
* Expected Timing: PRICED

-Materials-

* Prelim Prospectus : Attached

* Ratings FWP : Attached

* Intex Dealname : bcgsdart_2020-4 | Password : 2BYB (*updated with upsize)

* Roadshow URL : https://dealroadshow.com

Entry Code (Case Sensitive): SDART20204

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.